Period Ended August 31, 2003

John Hancock Tax-Free Bond Trust

John Hancock Tax-Free Bond Fund

Series 1
NAV per share - Class C         9.96

Dividend from net investment income
       per share - Class C          0.44

 John Hancock High Yield Municipal Bond Fund

Series 2
NAV per share - Class C        8.14

Dividend from net investment income
        per share -  Class C        0.44